EXHIBIT 99.1

BioNexus Gene Lab Corp and ML Tech Partner to Enhance Ethereum-focused Treasury Strategy

March 7, 2025 – Kuala Lumpur, Malaysia – BioNexus Gene Lab Corp. (NASDAQ: BGLC), a technology company dedicated to innovation in the digital and healthcare space, has announced a strategic partnership with ML Tech to optimize the BGLC’s Ethereum-based growth strategies. ML Tech is an AI-driven wealth management platform for digital assets regulated by the National Futures Association (NFA), and is headquartered in Miami, Florida. This collaboration follows the announced Ethereum treasury strategy by BGLC, marking its commitment to technological and financial innovation.

Through this partnership, BGLC plans to leverage ML Tech’s cutting-edge digital asset trading infrastructure to grow its Ethereum holdings. ML Tech, known for its institutional-grade trading strategies and advanced quantitative models, will provide BioNexus with tailored investment solutions designed to maximize returns while maintaining stringent risk management protocols.

“We are excited to collaborate with BioNexus Gene Lab Corp to bring our innovative Ethereum yield strategies to their treasury operations,” said Leo Mindyuk, CEO and CIO of ML Tech. “Our quantitative trading expertise and non-custodial execution model will empower BGLC to optimize its Ethereum holdings while preserving full transparency and security.”

This partnership is aligned with BGLC’s broader strategic vision of integrating blockchain technologies into its financial operations. By leveraging ML Tech’s AI-driven wealth management platform, BGLC envisions growing its Ethereum reserves while maintaining liquidity and control. The partnership also foreshadows the possibility of innovative financial structures for the open market.

“The decision to implement an Ethereum treasury strategy underscores our commitment to improving shareholder value through innovation in the digital, AI driven future,” said Sam Tan, CEO of BioNexus Gene Lab Corp. “Partnering with ML Tech enables us to leverage our assets with an expert in the field to enhance the efficiency and performance of our treasury operations.”

BGLC chose ML Tech’s platform because it recognized it is built to serve institutional investors seeking low-correlation digital asset strategies. With a strong track record in delta-neutral and market-neutral strategies, ML Tech provides investors with sophisticated quantitative solutions that navigate the complexities of digital asset markets.

About BioNexus Gene Lab Corp: BioNexus Gene Lab Corp. (NASDAQ: BGLC) is a technology company committed to pioneering advancements in the digital and healthcare space. With a focus on integrating innovative technologies, BGLC seeks to ensure sustainable growth and value for shareholders. For more information visit https://www.bionexusgenelab.com/ethstrategy.

About ML Tech: ML Tech is an institutional digital asset platform that provides optimized blended portfolios and bespoke trading strategies. Through its marketplace, investors gain access to real-time NAV, portfolio insights, and a suite of market-neutral and smart beta strategies. For more information, visit www.mltech.ai or contact allocators@mltech.ai.

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IR@BIONEXUSGENELAB.COM

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those projected due to various factors, including market conditions and regulatory developments. BioNexus Gene Lab Corp. assumes no obligation to update forward-looking statements, except as required by law.